Filed Pursuant to Rule 424(b)(7)
Registration No. 333-271583

PROSPECTUS    SUPPLEMENT

(to Prospectus dated May 10, 2023)

5,000,000 Shares

Common Stock

The selling stockholder identified in this prospectus supplement is offering 5,000,000 shares of our common stock. We are not selling any shares of common stock in this offering and will not receive any of the proceeds from the shares of common stock sold by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “COCO.” On May 23, 2023, the last reported sale price of shares of our common stock on the Nasdaq Global Select Market was $24.56 per share.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, are subject to reduced public company disclosure standards. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-20 of this prospectus supplement and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein by reference for a discussion of certain risks you should consider before deciding to invest in our common stock.

	Per Share	Total
Public offering price	$23.0000	$115,000,000
Underwriting discounts and commissions (1)	$1.0925	$5,462,500
Proceeds, before expenses, to selling stockholder	$21.9075	$109,537,500

(1)	See “Underwriting” beginning on page S-35 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters may also exercise their option to purchase up to an additional 750,000 shares from the selling stockholder, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about May 26, 2023.

BofA Securities	Evercore ISI	Goldman Sachs & Co. LLC

Jefferies	Morgan Stanley

Piper Sandler	William Blair

The date of this prospectus supplement is May 23, 2023

ABOUT THIS PROSPECTUS SUPPLEMENT

On May 2, 2023, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-271583) utilizing a shelf registration process relating to certain securities, including the securities described in this prospectus supplement, which registration statement became effective on May 10, 2023.

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

We, the selling stockholder and the underwriters have not authorized anyone to provide you with information or to make any representation other than the information and representations contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. For investors outside the United States we, the selling stockholder and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, as applicable, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, as well as the documents incorporated by reference herein and therein and the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Vita Coco,” “we,” “us,” “our,” “our company,” “Company,” and “our business” refer to The Vita Coco Company, Inc. References to “GAAP” are to the generally accepted accounting principles of the United States.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Specifically, we make use of the non-GAAP financial measures “EBITDA” and “Adjusted EBITDA.”

We define EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA with adjustments to eliminate the impact of certain items, including certain non-cash and other items, that we do not consider representative of our ongoing operating performance. EBITDA and Adjusted EBITDA have been presented in this prospectus supplement as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. Management uses EBITDA and Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as an alternative to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Prospectus Supplement Summary—Non-GAAP Financial Measures.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We have proprietary rights to trademarks, trade names and service marks appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein without the ® and TM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

MARKET AND INDUSTRY DATA

This prospectus supplement contains estimates, projections and other information concerning our industry and our business, including data regarding the estimated size of the market, projected growth rates and perceptions and preferences of customers, that we have prepared based on industry publications, reports and other independent sources, each of which is either publicly available without charge or available on a subscription fee basis. None of such information was prepared specifically for us in connection with this offering. Some data also is based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. Market and industry data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Although we are responsible for all of the disclosures contained in this prospectus supplement and we believe the industry and market data included in this prospectus supplement is reliable, we have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions on which such data is based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. The industry and market data included in this prospectus supplement involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information.

Unless otherwise expressly stated, we obtained industry, business, market and other data from the reports, publications and other materials and sources listed below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

•	SPINS MultiOutlet + Convenience Channel + NSF US (powered by IRI), for the 52 weeks ended April 23, 2023, or SPINS;

•	Circana custom research, US MULO + Convenience channels, for the periods ended April 2, 2023, or Circana;

•	Circana custom research Total UK, for the 52 week period ended March 25, 2023, or Circana Total UK;

•	Euromonitor International Limited; Coconut and other plant waters category, Combined On-Trade & Off-Trade Value Sales for 2022 as per Passport Soft Drinks 2023 edition, or Euromonitor; and

•	Numerator, for the 12 months ended March 31, 2023, or Numerator.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Mission

We aim to be the leading independent, pure play natural beverage portfolio company with a mission to help our consumers EAT A LITTLE BETTER, DRINK A LITTLE BETTER, LIVE A LITTLE BETTER. We believe in democratizing health and wellness, while using business as a force for good to drive positive impact in our communities.

Who We Are

The Vita Coco Company is a leading platform for brands in the functional beverage category. We pioneered packaged coconut water in 2004 and have extended our business into other healthy hydration categories. Our mission is to deliver great tasting, natural and nutritious products that we believe are better for consumers and better for the world. We are one of the largest brands globally in the coconut and other plant waters category, and one of the largest suppliers of private label coconut water.

Our branded portfolio is led by our Vita Coco brand, which is the leader in the coconut water category in the United States, and also includes coconut oil, coconut juice, hydration mix, and coconut milk offerings. Our other brands include Runa, a plant-based energy drink inspired from the guayusa plant native to Ecuador, PWR LIFT, a protein-infused fitness drink, and Ever & Ever, a sustainably packaged water. We also supply private label products to key retailers in both the coconut water and coconut oil categories.

Vita Coco is available in over 30 countries, with our primary markets in North America, the United Kingdom, and China. Our primary markets for private label are North America and Europe. Our products are distributed primarily through club, food, drug, mass, convenience, e-commerce, and foodservice channels. We are also available in a variety of on-premise locations such as corporate offices, fitness clubs, airports, and educational institutions.

Recent Financial Results

We exercise strong financial discipline when managing our business and executing on our growth strategies, and our financial performance reflects that. We continue to be focused on profitable, responsible and sustainable growth, and seek to capitalize on opportunities for margin improvement both in the near- and long-term, including by leveraging the momentum in our branded coconut water business. We believe this strategy is the most prudent and value-maximizing for all of our stakeholders, including investors, consumers, customers, employees, and global citizens, over the long-term horizon.

Our recent historical financial performance reflects the strides we have made to grow our business even while experiencing significant supply chain disruptions and, in particular, increases in transportation costs in both ocean freight and domestic logistics in 2021 and 2022.

During our fiscal year 2022, we achieved the following results:

•

Net sales increased by $48 million, or 13%, to $428 million for the year ended December 31, 2022, compared to $380 million for the year ended December 31, 2021. The increase in net sales was primarily driven by higher Vita Coco coconut water case equivalent (“CE”) volumes across both the Americas and International segments;

•

Gross profit decreased by $10 million, or 9%, to $103 million, or 24% of net sales, for the year ended December 31, 2022, compared to $113 million, or 30% of net sales, for the year ended December 31, 2021, primarily driven by higher year-over-year transportation costs. The Company estimates the impact on its gross profit from increases in transportation costs relative to 2020 rates, was approximately $67 million increased costs in 2022, and $32 million increased costs in 2021;

•

Net income attributable to shareholders was $8 million, or $0.14 per diluted share, for the year ended December 31, 2022, compared to $19 million, or $0.35 per diluted share, for the year ended December 31, 2021, primarily driven by the decrease in gross profit from increased transportation costs, an increase in selling, general and administrative expenses, partially offset by the favorable impact of the non-cash mark-to-market gain in fair value on foreign currency hedges; and

•

Adjusted EBITDA for the year ended December 31, 2022 was $20 million, compared to $37 million for the year ended December 31, 2021, primarily driven by higher transportation cost and ongoing incremental public company costs.

Through the first three months of our fiscal year 2023, we achieved the following results:

•

Net sales increased by $13 million, or 14%, to $110 million for the three months ended March 31, 2023, compared to $96 million for the three months ended March 31, 2022. The increase in net sales was primarily driven by increased Vita Coco coconut water CE volume coupled with benefits from pricing actions;

•	Vita Coco coconut water CE volumes increased by 15% for the three months ended March 31, 2023, compared to the three months ended March 31, 2022;

•

Gross profit increased by $15 million, or 77%, to $34 million, or 31% of net sales, for the three months ended March 31, 2023, compared to $19 million, or 20% of net sales, for the three months ended March 31, 2022, primarily driven by improved transportation costs compared to the same period in the prior year and the benefit of 2022 pricing actions;

•

Net income attributable to shareholders was $7 million, or $0.12 per diluted share, for the three months ended March 31, 2023, compared to $2 million, or $0.04 per diluted share, for the three months ended March 31, 2022, primarily driven by increase in gross profit, offset by higher selling, general and administrative expenses and a $7 million decrease in the mark-to-market gain in fair value of foreign currency hedges;

•

Adjusted EBITDA for the three months ended March 31, 2023 was $9 million, compared to $(3) million in the same period in the prior year. The increase in Adjusted EBITDA was primarily driven by the increase in gross profit, offset by the decrease in selling, general and administrative expenses; and

•	Operating Cash Flow for the three months ended March 31, 2023 was $9 million with a cash balance of $29 million as of March 31, 2023.

Our Competitive Strengths

A Pure-Play Healthy Hydration Platform Disrupting a Massive Category

Ever since his first encounter with a coconut straight from a tree on a sunny beach in Brazil, our co-founder and Executive Chairman, Mike Kirban, has been on a mission to bring the benefits of the coconut to the western world. Vita Coco has evolved from one pure coconut water SKU, to an award-winning portfolio of coconut water flavors, enhanced coconut water, premium organic coconut water, coconut oil, coconut juice, and coconut milk, all the while retaining its market leading share of more than 50% in the U.S. market, with the next largest brand holding a 10% share, according to Circana. In fact, our brands contain clean, natural ingredients that deliver tangible and functional benefits to our consumers and address different need-states across all dayparts. Whether it is the electrolytes, nutrients, and vitamins in Vita Coco, Runa’s organic, plant-based and natural caffeine with a lower calorie count and sugar content than traditional energy drinks, PWR LIFT’s flavorful and protein infused water, or Ever & Ever’s aluminum packaging that is infinitely recyclable, our brands embody what we stand for as a company and resonate across consumers. We believe our platform has served as a leader in disrupting and transforming the healthy and functional beverage landscape.

Today, Vita Coco is the eleventh ranked refreshment brand (non-alcoholic beverages, excluding milk) within the broader $14 billion U.S. natural beverage category, according to SPINS. Vita Coco continues to be the main driver of the coconut water category’s growth while simultaneously increasing our share and adding more incremental retail dollars than any other branded coconut water competitor in Multi Outlet with Convenience Stores (“MULO-C”), according to Circana. The coconut water category has been gaining share in the total beverage category over the last three years, outperforming major categories like water, carbonated soft drinks, juice and ready-to-drink coffee and tea, according to Circana.

Beverage three year $ growth CAGR by category

Source: Circana 52 week rolling retail $ ended 4-2-2023.

Authentic Brands Appealing to a Loyal and Attractive Base of Consumers who are Coveted by Retailers

Our consistent quality and accessibility have helped establish the Vita Coco brand as synonymous with the coconut water category. According to Numerator, Vita Coco enjoys high consumer loyalty with 57% of our consumers’ coconut water category spend is on our brand’s products. According to BrandSpark in 2021, Vita Coco was also the most trusted brand in the category. Additionally, during the last twelve months as of April 30, 2023, 71% of our growth was attributable to new coconut water category consumers, according to Numerator.

Our brand resonates with the fastest growing demographic groups in the United States. We over-index to multi-cultural and younger consumers, and families, which we believe allows us to capture a broader array of the population and creates early adoption allowing for long-term brand loyalists. According to Numerator, 55% of our consumers are non-white, with a large portion identifying as Asian or Hispanic, and 41% of our shoppers are Generation Z or Millennials, with 35% of our consumers having children at home. These are valuable shoppers who are more likely to seek natural and organic foods, prioritize healthy eating, stay up to date on health trends, care about the environment, and engage in an active lifestyle – all of which align with The Vita Coco Company’s core purpose. According to Mintel research, over 50% of Generation Z want the brands they use to be involved in activism and nearly three out of four millennials are more likely to buy brands supporting social issues that they care about. We always strive to satisfy the functional hydration needs of the emerging generations that are leaving their mark on popular culture.

Sources:

1. Lightspeed / Mintel, “U.S. Functional Drinks”, April 2020.

2. Mintel, “American Consumer: A Look Ahead to 2021.”

3. Nielsen, “Sustainable Brands Can Pivot With Purpose to Help Address COVID-19,” April 2020.

We believe retailers favor our brands because of the high-quality shoppers we attract, alongside the premium products we offer. Our brands are able to attract new shoppers and encourage store traffic. Our household penetration increased to 10.8% over the 52 weeks ended March 31, 2023, compared to 9.1% over the 52 weeks ended March 31, 2021, representing an increase of approximately 2 million households. Moreover, our household penetration grew 5% over the 52 weeks ended March 31, 2023, and our consumers spent 12% more per trip on Vita Coco products over the same period, according to Numerator. Coconut water offers consumers an affordable health and wellness choice, priced higher than traditional juices and carbonated soft drinks, while still more affordable than many energy drinks and ready-to-drink coffee, enabling us to democratize healthy eating and natural products and drive strong shopper metrics for retailers.

Agile Innovator with a Proven Track Record

Since day one, we have been category innovators, as proven by our decision to initially launch Vita Coco and pioneer packaged coconut water in the United States. As first-movers and leaders in a major beverage category, we understand the key components to ensuring the lasting success of a product or brand. When we first started Vita Coco, the coconut water category barely existed in the United States and was mostly sold in ethnic grocery stores. We estimate that the coconut water category in the United States was under $10 million when we launched Vita Coco in 2004. Today, this category has grown to $815 million in the United States alone, based on Euromonitor data, which tracks both on-premise and off-premise sales.

We are consistently innovating our existing portfolio range to try to drive wider adoption of our brands, increase consumption occasions, and take market share across the natural beverage category. Our company culture empowers our entire team such that our field salespeople and marketers are able to interact with our consumers and incorporate real-time consumer and retailer feedback to identify gaps in our portfolio and find new innovations. For example, inspired by coconut water consumers who sometimes mixed coconut water with other flavored beverages, we created one of the first premium flavored coconut waters in the United States.

Additionally, we are constantly evaluating our product formats to ensure we are delivering consumers what they want in the best possible format. We have released new package types, multi-packs, and larger formats, all of which have supported category growth, and aided in increasing shoppers’ basket sizes. In late 2022 and early 2023, we focused on expanding our multipack strategy in coconut water to increase consumption with core consumers.

In addition, we expanded our Farmers Organic product to national distribution and focused on the regional rollout of Vita Coco Coconut Juice. In 2023, we intend to continue to develop these initiatives, while in parallel expanding into new occasions through innovative products like Vita Coco Spiked with Captain Morgan, a ready-to-drink cocktail manufactured and sold by Diageo made with their flagship Captain Morgan rum and our flagship Vita Coco coconut water, that was launched by Diageo nationally in early 2023. We develop and release new products where we believe we can differentiate ourselves, consistent with long-term consumer trends, and where we can leverage our supply chain and distribution capabilities.

Hybrid Go-to-Market Strategy Enabling us to Win at Retail

Our entire route to market is designed to maximize efficiency, reliability, flexibility, and profitability, from the way we source our coconut water all the way to how our products are delivered to retailers and consumers. We have refined our distribution model over the past two decades, which has enabled us to deliberately tailor our production and go-to-market capabilities to better serve our diverse customers.

With our unique product portfolio, sophisticated and experienced team, and differentiated supply chain, we believe we are able to outperform smaller competitors with our scale and global reach, while distinguishing ourselves from larger beverage players through our nimbler, hybrid platform. Our beverages and other products are sold in club stores, supermarkets, convenience stores, drug stores and e-commerce websites as well as other outlets. Our products are typically shipped directly from our contract manufacturing partners to a network of third-party warehouses located in our selling markets.

We go to market in North America through various distribution channels, including a Direct Store Delivery distribution network (“DSD”), Direct-to-Warehouse network (“DTW”), broadline distributors, and our own direct-to-consumer (“DTC”) channel. We match the customers’ needs with the right route to market providing us flexibility for our established brands and for our innovations. Outside of North America, we use a combination of DTW, importers and distributors depending on the needs of the market.

Our European market is primarily retail and e-commerce operator direct sales, with some countries supported by distributor or importer type relationships. In China, we sell to Reignwood Investment (China) Co., Ltd, which is our import and distributor partner for the territory, and, through its affiliates, has been one of our significant shareholders since 2014. Other countries are serviced through importers with limited retail direct relationships or in partnership with one of our manufacturing partners through licensing or other agreements.

We employ a passionate and highly energetic sales force that is either on the ground talking to consumers and store managers, or in regular dialogue with retailers to ensure we are securing the best possible shelf locations and displays and executing programs to benefit our retailers’ business – all as a means to grow our business. Our appetite for expansion is key to our growth and continued market position as retailers look to Vita Coco not only as the brand to stock within the coconut water category, but also as a must-have brand within the natural beverages category. As a sign of our ongoing brand and execution strength, we have been able to capture 66% of the growth in the coconut water category this year, according to Circana.

Year-to-Date Share of Retail Sales Growth in Coconut Water Category

Source: Retail sales per Circana for the year-to-date period ended 4-2-2023 (MULO + Convenience).

In addition to our strong sales force and route to market, we have further entrenched our relationship as a value-add supplier to select retailers through servicing their private label needs. Our private label business strengthens our relationships with retailers that are committed to their own private label products, allows us to ensure the integrity and quality of the category and also allows us to enhance the relationships we have forged with coconut water manufacturers globally. This offering supports our leadership position within the coconut water category, and while we believe our branded offering will drive future growth, our private label offering ensures we are continuing to support both retailers and suppliers.

A Unique, Asset-Lite Supply Chain that Starts Close to the Coconut Tree and is Difficult to Replicate

As pioneers of the coconut water industry, and thought leaders in upcycling coconut water, we have spent the last 19 years developing a global, asset-lite operating model of scale that starts in the tropical belt around the world and is able to seamlessly service our markets with the highest quality packaged coconut water. Our growing body of knowledge on efficient manufacturing and sourcing processes from farm to facility for coconut water has created a competitive advantage that is unrivaled in the industry today.

We believe we are the largest branded coconut water producer in the world, and to date, no competitor has been able to achieve what we do at the same scale and efficiency. We also believe that replicating our current supply chain set-up would be challenging and time-consuming.

We engage contract manufacturers, co-packers, and third-party logistics providers to manufacture and distribute our products. Our fixed asset-lite model enhances production flexibility and capacity and enables us to focus on our core in-house capabilities which include supplier management, logistics, sales and marketing, brand management and customer service. In 2022, our well-diversified global manufacturing network spanned across 10 countries, including 14 coconut water factories operated by our manufacturing partners, and six co-packing facilities for products not packaged near source. Our network provides us with significant production capacity and capabilities, and an ability to re-allocate coconut water sourcing in the event of supply chain issues, weather, logistics or other macroeconomic impacts.

Coconut water needs to be transferred from the coconut into an aseptic package within hours of cutting a coconut from the tree. Our supply chain partners are positioned as close to the coconut growing regions as possible to keep quality at the highest level. Through our access and relationships with coconut processors and manufacturers in many countries, including the Philippines, Indonesia, Malaysia, Thailand, Sri Lanka, and Brazil, we have built up a unique body of knowledge and relationships that promote coconut water processing at scale, as well as gained access to farms across diversified geographies. We also attempt to foster a thriving loyal farming community around our manufacturing partners through our work with charitable organizations to support agricultural education programs and investments in schooling. This community outreach has strengthened our long-term manufacturing relationships and we believe will support our capacity needs for future growth.

Finally, we believe our purchasing power is supported by our leading market position through Vita Coco and our private label offering, which provide significant scale-based cost advantages versus competitors and any potential new entrants across sourcing, shipping, and other logistics.

Social Responsibility Commitment that Permeates Through our Products and Organization

We operate as a Delaware public benefit corporation, and our operational decision-making goes beyond solely maximizing shareholder value. Our public benefit purpose is harnessing, while protecting, nature’s resources for the betterment of the world and its habitants by creating ethical, sustainable, better-for-you beverages and consumer products that not only uplift our communities, but that do right by our planet. Furthermore, in order to advance the best interests of those materially affected by our conduct, it is intended that our business and operations create a material positive impact on society, taken as a whole.

In March 2022, we announced our certification as a Certified B Corporation, a certification reserved for businesses that balance profit and purpose to meet the highest verified standards of social and environmental performance, public transparency and legal accountability. Through achieving Certified B Corporation status, The Vita Coco Company, Inc. joined its subsidiary, All Market Europe Ltd, a United Kingdom company, which had previously achieved B Corporation status.

We believe that we bring our products to market through a responsibly designed supply chain, and provide our farmers and manufacturers the partnership, investment, and training they need to not only reduce waste and environmental impact, but also bring income and opportunity to their local communities. In 2014, we created the Vita Coco Project to support and empower our coconut farming communities by encouraging innovative farming practices, improving education resources, and scaling our business to promote economic prosperity. With our “Give, Grow, Guide” philosophy we seek to contribute to educational programs and facilities by supporting initiatives to build new classrooms and fund scholarships, with a goal to impact the lives of people in these communities. Additionally, we attempt to partner with other third-party organizations that share and advance our ideals, including fair trade, accessible nutrition and wellness, and environmental responsibility.

We believe this purpose-driven approach has aided our growth as it is strategically aligned with the beliefs of our global consumer base and has improved our supplier relationships.

Since 2022, we have published an annual Impact Report to evaluate and communicate the environmental and social impacts of our business. Additionally, in 2023 we announced the launch of our “Seedlings for Sustainability” initiative which, with our partners, is a program to distribute and help facilitate the planting of up to 10 million seedlings and trees globally.

Entrepreneurial, Inclusive, and Mission-Driven Culture Led by an Experienced Leadership Team

We have built a high-energy, entrepreneurial, and mission-driven management team. This group is comprised of experienced executives with a track record of success in growing better-for-you hydration and nutritious, healthy brands, developing large scale beverage platforms, and aiding our communities.

Our co-founder and Executive Chairman, Michael Kirban, is the visionary who pioneered the coconut water category in the United States before healthy, functional beverages were top-of-mind for mainstream consumers. He partners closely with our CEO, Martin Roper, who joined the team in 2019 after having been the CEO of The Boston Beer Company for nearly two decades. Mr. Roper was instrumental in transforming The Boston Beer Company from a regional, disruptive, single-branded craft beer company to an international beverage powerhouse with a portfolio of multiple mainstream brands. Mr. Roper’s experience in achieving diversified growth across multiple brands and channels through in-house innovation, strategic M&A and a keen sense for evolving consumer tastes has already proven immensely valuable at The Vita Coco Company.

Our CFO, Corey Baker, joined us in March 2023 from PepsiCo, where he held a variety of roles over 16 years, including four years spent leading global finance teams. He oversees all aspects of the company’s finance functions, including treasury, investor relations, accounting, and financial planning and analysis. Mr. Baker’s experience in providing financial and strategic leadership will further empower the company as we expand in beverage aisles around the world.

Our people are at the heart of everything we do, and we pride ourselves on living our values. We are human beings first, we operate with a culture of inclusivity, transparency, and optimism, and we endeavor to treat our people and our communities with humility and respect, all of the time. Our openness, diverse backgrounds and bottomless curiosity allow us to learn from one another and we are all better for it.

Our Growth Strategies

Drive Further Brand Awareness and Customer Acquisition

We believe our ongoing growth is largely attributable to our effectiveness in authentically connecting with a loyal and broad consumer base through bold, dynamic, and disruptive marketing initiatives, and with a brand tone that is honest and true to ourselves. According to BrandSpark, this has translated into Vita Coco becoming the most trusted coconut water brand in 2021 in the United States and a firm market leader larger than the next ten brands combined, according to SPINS. Our consumer base over indexes relative to peers with the fastest growing demographic trends in the country: our drinkers are younger, more culturally diverse, and spend more per shopping trip than the average shopper, according to Numerator.

Our strong position with younger and multicultural consumers in the United States provides an organic consumer growth engine as we believe the demographics in the country are shifting towards a more diverse population, with, according to Numerator, 41% of Vita Coco coconut water shoppers being Gen Z and Millennial, and 55% being non-white. According to Forbes, Generation Z and Millennials will make up the overwhelming majority of the workforce in the United States by 2025 and will continue to have increasingly significant purchasing power. We are relentless in our mission to offer healthier products and promote an active lifestyle, while taking care of our communities and our planet, as our consumers actively seek out brands that uphold these values.

Source: Numerator Total US L12M through 3/31/23 vs 3 years ago.

Note: Index represents the relative concentration of Vita Coco shoppers as compared to average of the total U.S. population (represented by an index of 100).

Significant Opportunity with Demographic Tailwinds

Despite our 51% market share within the coconut water category in the United States, according to Circana, household penetration over the 52 weeks ended March 31, 2023, for Vita Coco is only 10.8%, according to Numerator, while household penetration for the category is approximately 22%. In addition to specific retailer distribution opportunities, we see the Midwest region of the United States as an under-penetrated geography for the Vita Coco brand as our household penetration in that region is 57% of our national average. We have a proven track record of highlighting our taste, quality, and functional attributes, whether it be through celebrity endorsements, our own social media campaigns, or in-the-field consumer sampling and education.

We believe we have the potential to substantially increase our household penetration in coming years by (1) benefitting from the growth in our core consumer base as the multicultural and younger cohorts make up an increasingly larger share of shoppers, (2) raising awareness by leveraging our earned media and increasing our digital media investments, (3) gaining share of coconut water shoppers through our increased pack and flavor offerings, (4) using our sales and promotional teams to increase visibility and trial at retail, and (5) continuing to invest in e-commerce channels to drive higher consumption rates and loyalty. Meanwhile we see additional volume growth opportunities through increasing the frequency of consumption through (1) increasing pantry loading with multi- packs, (2) winning in key occasions such as smoothies, (3) entering new occasions through innovations such as Vita Coco Spiked with Captain Morgan, and (4) adding additional formats such as Vita Coco coconut juice in cans, Vita Coco Farmers Organic and through our Vita Coco coconut milk products.

Increase Penetration and Distribution Across Channels

We believe there are significant opportunities across channels to gain distribution, and we plan to leverage our existing relationships to increase penetration and broaden our footprint across the Americas. In addition to achieving $80 million in retail sales in the Americas for the 13 weeks ended April 2, 2023, as reported by Circana, we experienced 22% retail dollar sales growth across the United States for this period and our growth is strong across all channels, mainly driven by velocity increases. Moreover, Vita Coco coconut water CE volume increased 44% when compared to the comparable 52 week period in 2021.

Vita Coco Velocity Growth

Source: Velocity is % change in Retail $ sales per TDP for the 13/26/52 weeks ended April 2, 2023. ACV weighted distribution is for the 52 weeks ended April 2, 2023 (Both from Circana Custom Research, MULO + Convenience).

We see opportunities to translate this consumption growth into further distribution gains across channels, with a simultaneous focus on increasing shelf space and velocity in current doors. Due to our strong velocities across channels, we believe we have the opportunity to grow our points of distribution significantly with the Vita Coco brand alone. Specifically, we believe we have an opportunity in large format accounts to increase the number of items per store by maximizing our core item distribution in regional chains as well as the introduction of multipacks and new product lines such as our premium Farmers Organic, which highlights our sustainable sourcing. Coconut water multipacks are particularly attractive for our business, as retail sales of multipacks are outgrowing competing natural and healthy beverage categories, but only take up approximately one-half the shelf space that we believe should be allocated to multipacks in our category, according to Circana. Retail sales of our multipacks grew more than 53% year-to-date, according to Circana. According to Circana, Multi-Outlet (MULO) all-commodities-value (“ACV”) for our four-pack 500ml and 330ml multipacks is 68% and 44%, respectively, while ACV for our Farmers Organic, and Vita Coco coconut milk is 46% and 31%, respectively, while Vita Coco coconut juice in cans is 18% ACV Convenience Channel. In addition, we see a large opportunity to increase the number of doors in the convenience channel, where Vita Coco total brand remains under distributed with only 63% on a 52-week basis of ACV weighted distribution, according to Circana. Furthermore, with canned coconut water representing approximately 30% of the coconut water category volume, according to Circana, our introduction of Vita Coco coconut juice in cans is intended to support our convenience channel distribution with an opportunity to add more items per store, and, in the longer term, to allow us to gain share of the canned coconut water segment.

We also believe the foodservice channel contains significant whitespace for us, and as the channel where Vita Coco originally found its roots, we are confident in our ability to capture it. In partnership with strong route-to-market partners specializing in the foodservice channel, we are especially focused on the gym, travel, office delivery, vending, healthcare, and education segments with a longer-term focus on casual dining opportunities. We are beginning to build out an on-premise strategy, selling Vita Coco to bars and restaurants. We are entering into partnerships to promote Vita Coco as a cocktail mixer and with bottle service in hotels, bars, and restaurants. Lastly, we see a large opportunity to expand our e-commerce business, where we are a market share leader on Amazon, Instacart, and on various other e-commerce platforms such as Walmart.com, and have built out in-house DTC capabilities.

Continue Investing in Innovation Initiatives

As the market leader in the coconut water category, we have led the way in innovation. We continue to seek ways to leverage our expertise in product development to innovate within our portfolio and be ahead of ever-changing consumer demands and preferences. We set a high bar for product extensions and new brands when developing potential additions to our portfolio and we demand superior quality products, healthier attributes, and clean labels. We extensively test our products with consumers in-market as well as in test environments.

As an example, in 2022, we identified the growing consumer need for clean ingredients and great tasting and responsibly-sourced non-dairy milk options, leading to the launch of Vita Coco Barista MLK, a blend of coconut water and coconut cream that serves as a dairy alternative. We are increasing the availability of our Barista product to more coffee shops after a positive launch with the Alfred Coffee chain on the West Coast in the first quarter of 2023.

We intend to focus on introducing products that are aligned with our mission and consumer base, and to expand in categories and occasions where we believe we can compete and win, such as our recent introductions of Vita Coco Farmers Organic, Vita Coco Coconut Juice, and Diageo’s launch of Vita Coco Spiked with Captain Morgan.

Broaden our Geographic Reach

The success of our coconut water products demonstrates both our ability to successfully enter new markets, and the international appeal of our brands. Our international business is anchored by Vita Coco’s footprint in the United Kingdom, where it is a coconut water leader with 76% market share of the category, according to Circana Total UK. Our scale and nimble route to market, which combines direct-to-retail, wholesalers, and e- commerce in the United Kingdom, and a local sales and marketing team directing promotions and investments against market opportunities, allows us to be impactful and reactive to changes in the beverage market. Vita Coco coconut water also has a presence in key markets such as China, France, Spain, the Benelux region, the Nordic Region, Africa, and the Middle East.

We believe we are uniquely positioned to take greater share of the large and growing global natural beverages market based on the functional benefits that our Vita Coco brand offers consumers interested in health and wellness, and our company’s mission and responsible sourcing that should appeal to consumers’ interest in purpose-driven brands. Leveraging our global capabilities, we believe we can continue to grow existing markets and broaden our global reach through the addition of new markets. For each country, we customize our product offering and packaging, initially focus on marketing and sales activation in key cities to establish the brand and look for potential innovation opportunities unique to that culture that would boost our brand’s probability of success.

We plan to prioritize regions where we believe the most attractive opportunities are available to us based on product fit with consumer demographics and interest in health, wellness and purpose and market opportunity. We are currently focused on regions such as Western Europe and China, where we believe the interest in health and wellness is growing and the markets are sizable and expected to grow significantly.

Leverage Growth, Continuous Improvement, and Scale for Margin Expansion

Since our founding, we have exercised healthy financial discipline when managing our business and executing on our growth strategies. While many companies at our stage and with our growth profile employ a “growth-at-all-cost” mindset, we have always been focused on profitable, responsible, and sustainable growth. We view this strategy to be most prudent and value-maximizing for our stakeholders, including investors, consumers, customers, employees, and global citizens, over the long-term horizon.

Our financial discipline was a primary motivator to build out an asset-lite model that provides us strong gross margins and high free cash flow generation, which together provides us financial flexibility. Our investment in engineering resources to support our suppliers has identified a consistent flow of operational improvement projects that we and the suppliers have benefited from. As we continue to grow our top-line, both organically and potentially through opportunistic M&A, we expect to also benefit from economies of scale and operating leverage, with a goal of expanding our margins and mitigating inflationary pressures in the longer-term.

We have recently made investments in our supply chain capacity, information systems, and other infrastructure to better position our organization for long-term growth. To date, those actions have helped us manage our business and cost structure in a more efficient way, and we expect to see margin recovery after shipping and ocean freight cost volatility stabilize.

Execute Strategic M&A to Enhance our Portfolio

As a platform of multiple beverage brands today, we are constantly evaluating potential businesses to acquire or new brands to develop to complement our portfolio. We seek brands that align with our company mission and are complementary to our current brand portfolio, supply chain, and route to market, and those that we believe, under our stewardship, present meaningful growth potential. By combining our industry expertise with our proven marketing engine, our strong sales team, and world-class operational capabilities, we believe we can empower acquired brands to achieve their full potential as a part of our platform.

Since the Runa acquisition in 2018, we have gained experience in business and brand integration and believe our team has the skills to identify, integrate, and support newly acquired brands within our portfolio as we continue to scale. As pioneers and innovators, as well as disciplined allocators of capital, we will continue to employ a focused, yet opportunistic approach to M&A, concentrating our efforts on businesses with complementary brands, growth orientation, attractive financial profiles, and opportunities to leverage our platform’s scale to unlock synergies.

Our Industry

We operate in the functional beverages industry representing more than $30 billion in total, where we compete with the sport drinks category (representing $11 billion), the juice category (representing $15 billion) and the flavored water category (representing $6 billion), according to Circana. Our Runa brand competes in the plant-based energy beverage category, our Vita Coco coconut milk product is a plant-based dairy alternative and our PWR LIFT brand, which we recently kicked off in South Texas, competes in the enhanced isotonic category. We also develop and sell other brands in the beverage category, and occasionally in other categories, as we test our ideas for expanding our product portfolio. The beverage industry, and specifically the functional beverage categories, are significantly larger than the coconut and plant waters category and provide opportunities for potential growth.

We believe per capita consumption of natural beverages is growing as a result of increasing consumer interest in plant-based alternatives, and preferences for health-conscious products that have fewer added sugars and artificial ingredients, while providing more nutritional benefits. In addition, we believe that consumer awareness of the negative environmental and social impact of packaged goods has resulted in increased consumer demand for brands that are purpose-driven, take responsibility for their impact on the planet, and are focused on sustainable packaging and transparent ethical values. We believe our mission is aligned with the growing demands generated by this consumer behavior.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors and lenders. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

These non-GAAP measures are key metrics used by management and our board of directors, to assess our financial performance. We present these non-GAAP measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

We define EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA with adjustments to eliminate the impact of certain items, including certain non-cash and other items, that we do not consider representative of our ongoing operating performance.

A reconciliation from net income to EBITDA and Adjusted EBITDA is set forth below:

	Year Ended December 31,		Three Months Ended March 31,
	2021	2022	2022	2023
		(in thousands)
Net income	18,992	7,814	2,227	6,705
Depreciation and amortization	2,069	1,901	470	165
Interest income	(127)	(51)	(7)	(13)
Interest expense	360	258	27	15
Income tax expense	5,237	3,027	620	1,821

EBITDA	26,531	12,949	3,337	8,693
Stock-based compensation (a)	3,380	7,384	2,386	2,162
Unrealized (gain)/loss on derivative instruments (b)	(2,093)	(6,606)	(8,706)	(1,213)
Foreign currency (gain)/loss (b)	2,088	(1,387)	101	(611)
Loss on extinguishment of debt (c)	132	—	—	—
Impairment of intangible assets (d)	—	6,714	—	—
Other adjustments (e)	6,824	1,240	—	—

Adjusted EBITDA	36,862	20,294	(2,882)	9,031

(a)

Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.

(b)	Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)	Non-cash loss on extinguishment of debt related to the early pay down of the 2021 Term Loan with the IPO proceeds which we do not consider in our evaluation of ongoing performance.
(d)	Non-cash intangible asset impairment charge of $7 million related to the Runa trademarks and distributor relationships.
(e)

Reflects other charges inclusive of legal costs, an impairment loss related to assets held for sale, and other non- recurring expenses (including costs related to public company readiness preparation in 2021 and a 2021 two-year management incentive program structured differently from other regular employee compensation).

Corporate Information

We were incorporated on January 17, 2007 as All Market Inc., a Delaware corporation, and become a public benefit corporation in Delaware in April 2021. On September 9, 2021, we changed our name to The Vita Coco Company, Inc. We completed an initial public offering of our common stock in October 2021.

Our principal executive offices are located at 250 Park Avenue South, Seventh Floor, New York, New York 10003, and our telephone number is (212) 206-0763. Our corporate website address is investors.thevitacococompany.com. Information contained on, or accessible through, our website shall not be deemed incorporated into and is not a part of this prospectus supplement. We have included our website in this prospectus supplement solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. As an “emerging growth company,” we may take advantage of reduced reporting requirements that are otherwise not applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; (iii) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we have an aggregate market value of our common stock held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter; and (iv) December 31, 2026.

THE OFFERING

Common stock offered by the selling stockholder	5,000,000 shares.

Common stock outstanding prior to and after this offering	56,313,123 shares.

Underwriters’ option to purchase additional shares	The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Use of proceeds	The selling stockholder will receive all of the net proceeds from the sale of shares of common stock by the selling stockholder in this offering. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement and the sections entitled “Risk Factors” in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussions of the risks you should carefully consider prior to investing in shares of our common stock.

Nasdaq symbol	“COCO.”

The number of shares of common stock outstanding prior to and after this offering is based on 56,313,123 shares of common stock outstanding as of May 12, 2023 and excludes:

•	4,997,240 shares of our common stock issuable upon the exercise of stock options outstanding as of May 12, 2023, at a weighted average exercise price of $12.05 per share;

•	719,375 shares of our common stock issuable upon the vesting and settlement of restricted stock units (the “RSUs”) outstanding as of May 12, 2023; and

•	7,350,520 shares of our common stock reserved for future issuance under our 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes or gives effect to:

•	no exercise of the outstanding options or settlement of the outstanding RSUs referred to above; and

•	no exercise of the underwriters’ option to purchase additional shares from the selling stockholder.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider each of the following risk factors, together with the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the other information set forth under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023 (the “Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 5, 2023 (the “Quarterly Report”), and our consolidated financial statements and related notes contained in our Annual Report and our Quarterly Report, as well as any amendment or update thereto reflected in our subsequent filings with the SEC. The occurrence of any of the risks described below and under “Risk Factors” in our Annual Report and our Quarterly Report could materially and adversely affect our business, prospects, financial condition, operating results and cash flow, in which case the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, prospects, financial condition, results of operations and cash flow. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Offering

Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.

The market price of our common stock may fluctuate significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The following factors could affect our stock price:

•	our actual operating and financial condition, and our prospects;

•	variations in our quarterly or annual results of operations;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in stock market valuations and operating performance of other consumer goods companies generally, or those in the consumer beverage industry in particular;

•	general market conditions, price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	overall conditions in our industry and the markets in which we operate;

•	general economic conditions in the United States;

•	lawsuits threatened or filed against us;

•	our failure to meet revenue or earnings estimates made by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	speculation in the press or investment community;

•	issuance of new or updated research or reports by securities analysts;

•	changes in accounting principles, policies, guidance, interpretations, or standards;

•	changes in our board of directors or management, or any actions by our directors or management that damages the reputation of our company or the image of our brands;

•	actions by our stockholders;

•	anticipated or actual changes in laws, regulations or government policies applicable to our business;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	security breaches impacting us or other similar companies;

•	sales of large blocks of our common stock, including sales by our founders or our executive officers and directors, or the perception that such sales may occur;

•	short sales, hedging and other derivative transactions involving our capital stock; and

•

the other factors described in the sections of this prospectus supplement and the accompanying prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” as well as the other information set forth under “Risk Factors” contained in our Annual Report and our Quarterly Report, including any amendment or update thereto reflected in our subsequent filings with the SEC.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, financial condition, and results of operations.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do.

As a result of our decision to avail ourselves of certain provisions of the JOBS Act, the information that we provide may be different from what you may receive from other public companies in which you hold an equity interest. We cannot predict if investors will find our common stock less attractive as a result of our decision to take advantage of some or all of the reduced disclosure requirements available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our results of operations do not meet the expectations of the investor community, or one or more of the analysts who cover our company downgrade our stock, our stock price could decline. As a result, you may not be able to sell shares of our common stock at prices equal to or greater than the price of common stock sold in this offering.

Concentration of ownership of our ordinary shares among our existing executive officers, directors and principal stockholder may prevent new investors from influencing significant corporate decisions.

Based upon our shares of common stock outstanding as of May 12, 2023, upon the closing of this offering, our executive officers, directors and stockholders who owned more than 5% of our outstanding share capital before this offering will, in the aggregate, beneficially own approximately 48.5% of our outstanding shares of common stock, after giving effect to the sale of shares in this offering. These stockholders, acting together, will be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and approval of any merger, consolidation or sale of all or substantially all of our assets.

In addition, we and certain of our stockholders are party to that certain Investors Rights Agreement pursuant to which certain of our stockholders have agreed to support each other’s director nominees. For so long as such agreement remains, the remaining stockholders may be prevented from having an influence on the board.

Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, or the perception in the public markets that these sales may occur.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

After this offering, we will have 56,313,123 shares of common stock outstanding. Of our issued and outstanding shares, all of the shares of common stock sold in our initial public offering are, and all of the shares of common stock to be sold in this offering will be, freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Following the consummation of this offering, we, our executive officers and directors, and the selling stockholder will be subject to a 60-day lock-up period provided under lock-up agreements executed in connection with this offering. See “Underwriting.” All of these shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the representatives of the underwriters.

Sales of significant amounts of stock in the public market or the perception that such sales may occur, could adversely affect prevailing market prices of our common stock or make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate. The market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our directors have a fiduciary duty to consider not only our stockholders’ interests, but also our specific public benefit and the interests of other stakeholders affected by our actions. If a conflict between such interests arises, there is no guarantee that such a conflict would be resolved in favor of our stockholders.

While directors of a traditional corporation are required to make decisions that they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a fiduciary duty to consider not only the stockholders’ interests, but also how its stakeholders are affected by the company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations which must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders. While we believe our public benefit designation and obligation will benefit our stockholders, in balancing these interests our board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from our public benefit purposes may not materialize within the timeframe we expect or at all and may have negative effects. For example:

•	we may choose to revise our policies in ways that we believe will be beneficial to our stakeholders, including suppliers, employees and local communities, even though the changes may be costly;

•	we may take actions that exceed regulatory requirements, even though these actions may be more costly than other alternatives;

•	we may be influenced to pursue programs and services to further our commitment to the communities to which we serve even though there is no immediate return to our stockholders; or

•

in responding to a possible proposal to acquire the company, our board of directors has a fiduciary duty to consider the interests of our other stakeholders, including suppliers, employees and local communities, whose interests may be different from the interests of our stockholders.

We may be unable or slow to realize the benefits we expect from actions taken to benefit our stakeholders, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows, which in turn could cause our stock price to decline.

As a Delaware public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interest, the occurrence of which may have an adverse impact on our business, financial condition, results of operation and cash flows.

Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of the company’s outstanding shares or, upon our listing, the lesser of such percentage or shares of at least $2 million in market value) are entitled to file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of our management, and, as a result, may adversely impact our management’s ability to effectively execute our strategy. Additionally, any such derivative litigation may be costly, which may have an adverse impact on our financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained or incorporated by reference in this prospectus supplement may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained or incorporated by reference in this prospectus supplement include, but are not limited to, statements regarding our future results of operations and financial position, industry and business trends, equity compensation, business strategy, plans, market growth and our objectives for future operations.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and the documents that we have filed as exhibits to this prospectus supplement and the accompanying prospectus, with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus supplement or the date of the accompanying prospectus, as applicable. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement or the accompanying prospectus, whether as a result of any new information, future events or otherwise.

Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:

•	a reduction in demand for and sales of our coconut water products or a decrease in consumer demand for coconut water generally;

•

problems with our supply chain and inflation resulting in an increase in shipping expenses and potential cost increases for our products, adverse impacts on our distributor and retail customers’ ability to deliver our products to market;

•	our dependence on our third-party manufacturing and co-packing partners;

•	reduced or limited availability of coconuts or other raw materials that meet our quality standards;

•	volatility in the price of materials used to package our products, and our dependence on our existing suppliers for such materials;

•	our dependence on our distributor and retail customers for a significant portion of our sales;

•	our ability to successfully forecast and manage our inventory levels;

•	harm to our brand and reputation as a result of real or perceived quality or food safety issues with our products;

•	strong competition in the food and beverage retail industry presents an ongoing threat to the success of our business;

•	our ability to develop and maintain our brands and company image;

•	our ability to introduce new products, successfully improve existing products and respond to changes in consumer preferences;

•

pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, may disrupt our business, including, among other things, consumption and trade patterns, and our supply chain and production processes;

•	our ability to manage our growth effectively;

•	our ability to successfully make acquisitions and successfully integrate newly acquired businesses or products in the future;

•	difficulties as we expand our operations into countries in which we have no prior operating history;

•	climate change, or measures taken to address climate change, may negatively affect our business and operations;

•	our need for and ability to obtain additional financing to achieve our goals;

•	our dependence on and ability to retain our senior management;

•	our ability and the ability of our third-party partners to meet our respective labor needs;

•	our suppliers and manufacturing partners compliance with ethical business practices or applicable laws and regulations;

•	risks associated with the international nature of our business;

•

lawsuits, product recalls or regulatory enforcement actions in connection with food safety and food-borne illness incidents, other safety concerns or related to advertising inaccuracies or product mislabeling;

•	our ability to comply with new and existing government regulation and legislative changes, both in the United States and abroad;

•	our ability to comply with laws and regulations relating to anti-corruption, sanctions, trade, data privacy, data protection, advertising and consumer protection;

•	our dependence on information technology systems, and the risk of failure or inadequacy of such systems and cyberattacks;

•	our ability to protect our intellectual property;

•	our ability to service any indebtedness and comply with the covenants imposed under our existing debt agreements;

•	risks associated with sustainability and corporate social responsibility and our status as a public benefit corporation; and

•

other risks and uncertainties, including those listed under “Risk Factors” contained elsewhere in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus from our filings with the SEC.

Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement or the accompanying prospectus. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement or the accompanying prospectus. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are incorporated by reference herein. Any forward-looking statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of common stock by the selling stockholder in this offering. We are not selling any shares of common stock in this offering, and we will not receive any of the proceeds from any sale of shares in this offering by the selling stockholder. We will, however, bear the costs associated with the sale of shares by the selling stockholder, other than underwriting discounts and commissions, which will be borne by the selling stockholder. See “Underwriting.”

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock. Any future determination as to the declaration and payment of dividends, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors that our board of directors may deem relevant.

SELLING STOCKHOLDER

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock by the selling stockholder as of May 12, 2023, subject to certain assumptions set forth in the footnotes and as adjusted to reflect the sale of shares of common stock by the selling stockholder as set forth on the cover page of this prospectus supplement. Percentage of beneficial ownership before this offering is based on 56,313,123 shares of common stock outstanding as of May 12, 2023.

Beneficial ownership is based on information furnished by the selling stockholder. The beneficial ownership of the common stock set forth in the following table is determined in accordance with the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by that person.

Unless the context otherwise requires, as used in this prospectus supplement, “selling stockholder” includes the selling stockholder named in the table below and any of its pledgees, donees, assignees, transferees, successors and others who may hold any of the interest of the selling stockholder named in the table below.

	Shares Beneficially Owned Prior to this Offering		Shares Being Offered		Shares Beneficially Owned After this Offering (assuming no exercise of option)		Shares Beneficially Owned After this Offering (assuming full exercise of option)
Name of Selling Stockholder	Number	Percentage	Number (assuming no exercise of option)	Number (assuming full exercise of option)	Number	Percentage	Number	Percentage
Verlinvest Beverages SA (1)	20,608,120	36.6%	5,000,000	5,750,000	15,608,120	27.7%	14,858,120	26.4%

(1)

Based on a Schedule 13/G filed with the SEC on February 13, 2023 by Verlinvest Beverages SA, a company incorporated in Belgium, and information known to the Company. Consists of (i) 20,602,363 shares of common stock currently held by Verlinvest Beverages SA over which it has sole voting and dispositive power and (ii) 5,757 shares of common stock underlying RSUs held by Eric Melloul that will vest within 60 days of April 10, 2023 and which may be deemed to be beneficially owned by Verlinvest Beverages SA. Pursuant to a nominee agreement, upon vesting of the RSUs, the shares of common stock underlying such awards will be directly transferred to Verlinvest Beverages SA, and thereafter it will have sole voting and dispositive power over those securities. Axelle Henry, Bernard Hours, and Tangula Srl, a Belgian limited company permanently represented by Eric Melloul, are the members of the board of directors of Verlinvest Beverages SA, and share the voting and dispositive powers of our shares of common stock. The business address for Verlinvest Beverages SA is Place Eugène Flagey 18, 1050 Brussels, Belgium.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences for Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock. This discussion does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not requested and will not seek any ruling from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions, regulated investment companies, or real estate investment trusts;

•	brokers or dealers in securities or currencies;

•	traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•

controlled foreign corporations (as defined in Section 957 of the Code), passive foreign investment companies (as defined in Section 1297 of the Code), and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	pension plans or tax-exempt retirement plans;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the common stock being taken into account in an applicable financial statement (as defined in Section 451(b) of the Code).

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “United States Person” nor an entity treated as a partnership for U.S. federal income tax purposes. A United States Person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined in Section 7701(a)(30) of the Code) that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person under the applicable Treasury Regulations.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate provided for by an applicable income tax treaty, provided the Non-U.S. Holder timely furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder generally will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must timely furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate provided for by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below on information reporting, backup withholding and foreign accounts, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (a “USRPI”) by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate provided for by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate provided for by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock, if any, will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by timely furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. The U.S. Department of the Treasury has issued proposed Treasury Regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Department of the Treasury stated that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

The Company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. BofA Securities, Inc., Evercore Group L.L.C. and Goldman Sachs & Co. LLC are acting as representatives of the underwriters.

Underwriters	Number of Shares
BofA Securities, Inc.	1,231,863
Evercore Group L.L.C.	1,077,880
Goldman Sachs & Co. LLC	903,367
Jefferies LLC	672,392
Morgan Stanley & Co. LLC	672,392
Piper Sandler & Co.	221,053
William Blair & Company, L.L.C.	221,053

Total	5,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 750,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 750,000 additional shares.

	No Exercise	Full Exercise
Per Share	$1.0925	$1.0925
Total	$5,462,500	$6,281,875

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.6555 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its executive officers, directors and the selling stockholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of BofA Securities Inc., Evercore Group L.L.C. and Goldman Sachs & Co. LLC.

The restrictions contained in the lock-up agreements between the underwriters and the lock-up parties will not apply, subject in certain cases and various conditions, to certain transactions, including:

(a)	any transfers of common stock to the underwriters pursuant to the underwriting agreement;

(b)	any shares of common stock acquired by the lock-up party in the open market after the completion of this offering;

(c)

any of the lock-up parties’ shares transferred as a bona fide gift or gifts, including to charitable organizations, or for bona fide estate planning purposes, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth therein;

(d)

any of the lock-up parties’ shares transferred to any beneficiary of the lock-up party pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs or beneficiary of the lock-up party, provided that the donee or donees, beneficiary or beneficiaries, heir or heirs or legal representatives thereof agree to be bound in writing by the restrictions set forth therein and that any such transfer shall not involve a disposition for value, and provided, further that any filing required under Section 16 of the Exchange Act to be made during the lock-up period shall include a statement to the effect that such transaction reflects the circumstances described in this clause;

(e)

transfers to any immediate family member, provided that such immediate family member agrees to be bound by the restrictions set forth therein, and provided, further that any such transfer shall not involve a disposition for value;

(f)

any of the lock-up parties’ shares transferred to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to any beneficiary (including such beneficiary’s estate) of the lock-up party, provided that the trustee of the trust or the partnership, limited liability company or other entity or beneficiary agrees to be bound in writing by the restrictions set forth therein, and provided, further that any such transfer shall not involve a disposition for value;

(g)

any of the lock-up parties’ shares transferred or disposed of pursuant to an order of a court or regulatory agency or to comply with any regulations related to the lock-up parties’ ownership of the lock-up parties’ shares provided that any filing required under Section 16 of the Exchange Act to be made during the lock-up period shall include a statement to the effect that such transaction reflects the circumstances described in this clause;

(h)

transfers by operation of law or pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order, provided that any filing required under Section 16 of the Exchange Act to be made during the lock-up period shall include a statement to the effect that such transaction reflects the circumstances described in this clause;

(i)

any of the lock-up parties’ shares transferred to the Company or its affiliates upon death, disability or termination of employment, in each case, of the lock-up party, provided that any filing required under Section 16 of the Exchange Act to be made during the lock-up period shall include a statement to the effect that such transaction reflects the circumstances described in this clause;

(j)

(1) the receipt by the lock-up parties of shares of common stock from the Company or other securities of the Company upon the exercise, vesting or settlement of options, restricted stock units or other equity awards granted under a stock incentive plan or other equity award plan, which plan is described in this prospectus supplement and the accompanying prospectus or warrants to purchase shares of common stock or securities of the Company, insofar as such options or warrants are outstanding as of the date of this prospectus supplement and are disclosed in this prospectus supplement; or (2) the transfer of shares of common stock or other securities of the Company to the Company upon a vesting or settlement event of the Company’s securities or upon the exercise of options to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options (and any transfer to the Company necessary in respect of such amount needed for the payment of exercise price, taxes, including estimated taxes and withholding tax and remittance obligations, due as a result of such vesting, settlement or exercise whether by means of a “net settlement” or otherwise); provided (i) that the shares or other securities received upon vesting, settlement or exercise of the restricted stock unit, option or other equity award are subject to the lock-up agreement, and (ii) that in the case of clauses (1) or (2), any filing required under Section 16 of the Exchange Act to be made during the lock-up period shall include a statement to the effect that such transaction reflects the circumstances described in (1) or (2), as the case may be;

(k)

any transfer of the lock-up parties’ shares to the Company in connection with the repurchase of shares of common stock or other securities granted under any stock incentive plan, stock purchase plan or other equity award plan of the Company, which plan is described in this prospectus supplement and the accompanying prospectus, provided that the underlying shares or other securities shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement and provided, further that any filing required under Section 16 of the Exchange Act to be made during the lock-up period shall include a statement to the effect that such transaction reflects the circumstances described in this clause;

(l)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible in connection with the foregoing clauses (c) through (f) as applicable;

(m)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (i) no transfers occur under such plan during such lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the lock-up party or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such plan during the lock-up period;

(n)

transfers, sales, tenders or other dispositions of the lock-up parties’ shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a change of control of the Company that, in each case, has been approved by the Company’s board of directors and made to all holders of the Company’s capital stock (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of the lock-up parties’ shares in connection with any such transaction, or vote any of the lock-up parties’ shares in favor of any such transaction), provided that (i) all of the lock-up parties’ shares subject to the lock-up agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to the lock-up agreement or (ii) if such tender offer, merger, consolidation or other such transaction is not completed, any of the lock-up parties’ shares subject to the lock-up agreement shall remain subject to the restrictions set forth therein;

(o)

if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, the transfer the lock-up parties’ shares (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlled or managed by the lock-up party or affiliates of the lock-up party, in each case without consideration or (B) as part of a distribution, transfer or disposition without consideration by the lock-up party to its stockholders, partners, members, beneficiaries or other equity holders; provided, however, that in the case of (A) and (B), it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of the lock-up agreement and there shall be no further transfer of such shares of common stock except in accordance with the lock-up agreement, and provided further that any such transfer shall not involve a disposition for value; or

(p)	with the prior written consent of the representatives on behalf of the underwriters.

provided that in the case of any transfer or distribution pursuant to clause (b) through (f) or (o) above no filing under Section 16 of the Exchange Act, reporting a reduction in beneficial ownership of the lock-up parties’ shares, shall be required or voluntarily made during the lock-up period (other than on Form 5 if such Form 5 is filed after the expiration of the lock-up period) nor shall a public announcement be voluntarily made by the lock-up parties or the transferees during the lock-up period.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “COCO.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Expenses

The Company and the selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.7 million. The Company has agreed to reimburse the underwriters for certain expenses in an amount up to $25,000. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon the closing of the offering.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area, each a Relevant Member State, no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the Company or any underwriter or their respective affiliates to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their respective affiliates and the Company that:

(a)	it is a qualified investor within the meaning of the Prospectus Regulation; and

(b)

in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the underwriters and their respective affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares in the offering.

United Kingdom

This prospectus supplement and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares are only available in the United Kingdom to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA;

provided that no such offer of the shares shall require the Company and/or any underwriter or any of their respective affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the United Kingdom who acquires any shares in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their respective affiliates that it meets the criteria outlined in this section.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under

Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Weil, Gotshal & Manges LLP is acting as counsel for the underwriters in connection with this offering. Freshfields Bruckhaus Deringer US LLP is acting as counsel for the selling stockholder in connection with this offering.

EXPERTS

The financial statements of The Vita Coco Company, Inc. incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. We maintain a website at www.vitacoco.com. These website addresses, and the website addresses included in any documents incorporated by reference herein, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 5, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2023.

•	Our Current Report on Form 8-K filed with the SEC on March 7, 2023 (limited to Item 5.02).

•

The description of our common stock incorporated by reference in our registration statement on Form 8-A (File No. 001-40950), dated October 21, 2021, filed with the SEC on October 21, 2021, and any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference all documents that we subsequently file with the SEC after the filing of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

The Vita Coco Company, Inc.

250 Park Avenue South, 7th Floor

New York, NY 10003

Attention: General Counsel

(212) 206-0763

We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may obtain a free copy of these reports on the Investor Relations section of our website, investors.thevitacococompany.com.

PROSPECTUS

The Vita Coco Company, Inc.

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

26,585,104 Shares

Common Stock

Offered by the Selling Securityholders

We may offer and sell up to $200.0 million in the aggregate of the securities identified above, and the selling securityholders may offer and sell up to 26,585,104 shares in the aggregate of common stock identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus, if required, that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “COCO.” On May 1, 2023, the last reported sale price of our common stock on the Nasdaq Global Select Market was $21.77 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $200.0 million and the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell up to 26,585,104 shares of common stock from time to time in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus, if required, that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Vita Coco,” “we,” “our,” “us” and the “Company” in this prospectus, we mean The Vita Coco Company, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We have proprietary rights to trademarks, trade names and service marks appearing or incorporated by reference in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ® and TM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing or incorporated by reference in this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements regarding our future results of operations and financial position, industry and business trends, equity compensation, business strategy, plans, market growth and our objectives for future operations.

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and in our other filings with the Securities and Exchange Commission, that may cause our actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements. The forward-looking statements in this prospectus are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of any new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.thevitacococompany.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2023.

•	Our Current Report on Form 8-K filed with the SEC on March 7, 2023 (limited to Item 5.02).

•

The description of our common stock incorporated by reference in our registration statement on Form 8-A (File No. 001-40950), dated October 21, 2021, filed with the SEC on October 21, 2021, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

The Vita Coco Company, Inc.

250 Park Avenue South, 7th Floor

New York, NY 10003

(212) 206-0763

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

The Vita Coco Company is a leading platform for brands in the functional beverage category. We pioneered packaged coconut water in 2004 and have extended our business into other healthy hydration categories. Our mission is to deliver great tasting, natural and nutritious products that we believe are better for consumers and better for the world. We are one of the largest brands globally in the coconut and other plant waters category, and one of the largest suppliers of Private Label coconut water.

Our branded portfolio is led by our Vita Coco brand, which is the leader in the coconut water category in the United States, and also includes coconut oil, juice, hydration mix and milk offerings. Our other brands include Runa, a plant-based energy drink inspired from the guayusa plant native to Ecuador, Ever & Ever, a sustainably packaged water, and PWR LIFT, a protein-infused fitness drink. We also supply Private Label products to key retailers in both the coconut water and coconut oil categories.

Vita Coco is available in over 30 countries, with our primary markets in North America, the United Kingdom, and China. Our primary markets for Private Label are North America and Europe. Our products are distributed primarily through club, food, drug, mass, convenience, e-commerce, and foodservice channels. We are also available in a variety of on-premise locations such as corporate offices, fitness clubs, airports, and educational institutions.

We were incorporated on January 17, 2007 as All Market Inc., a Delaware corporation, and became a public benefit corporation in Delaware in April 2021. On September 9, 2021, we changed our name to The Vita Coco Company, Inc. We completed an initial public offering of our common stock in October 2021.

Our principal executive offices are located at 250 Park Avenue South, Seventh Floor, New York, New York 10003, and our telephone number is (212) 206-0763.

Risk Factor Summary

Investing in our securities involves a high degree of risk. Below is a summary of certain factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks that we face. Additional discussion of the risks summarized below, as well as other risks that we face, can be found under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

•	a reduction in demand for and sales of our coconut water products or a decrease in consumer demand for coconut water generally;

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problems with our supply chain and inflation resulting in an increase in shipping expenses and potential cost increases for our products, adverse impacts on our distributor and retail customers’ ability to deliver our products to market;

•	our dependence on our third-party manufacturing and co-packing partners;

•	reduced or limited availability of coconuts or other raw materials that meet our quality standards;

•	volatility in the price of materials used to package our products, and our dependence on our existing suppliers for such materials;

•	our dependence on our distributor and retail customers for a significant portion of our sales;

•	our ability to successfully forecast and manage our inventory levels;

•	harm to our brand and reputation as a result of real or perceived quality or food safety issues with our products;

•	strong competition in the food and beverage retail industry presents an ongoing threat to the success of our business;

•	our ability to develop and maintain our brands and company image;

•	our ability to introduce new products, successfully improve existing products and respond to changes in consumer preferences;

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pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, may disrupt our business, including, among other things, consumption and trade patterns, and our supply chain and production processes;

•	our ability to manage our growth effectively;

•	our ability to successfully make acquisitions and successfully integrate newly acquired businesses or products in the future;

•	difficulties as we expand our operations into countries in which we have no prior operating history;

•	climate change, or measures taken to address climate change, may negatively affect our business and operations;

•	our need for and ability to obtain additional financing to achieve our goals;

•	our dependence on and ability to retain our senior management;

•	our ability and the ability of our third-party partners to meet our respective labor needs;

•	our suppliers and manufacturing partners compliance with ethical business practices or applicable laws and regulations;

•	risks associated with the international nature of our business;

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lawsuits, product recalls or regulatory enforcement actions in connection with food safety and food-borne illness incidents, other safety concerns or related to advertising inaccuracies or product mislabeling;

•	our ability to comply with new and existing government regulation and legislative changes, both in the United States and abroad;

•	our ability to comply with laws and regulations relating to anti-corruption, sanctions, trade, data privacy, data protection, advertising and consumer protection;

•	our dependence on information technology systems, and the risk of failure or inadequacy of such systems and cyberattacks;

•	our ability to protect our intellectual property;

•	our ability to service any indebtedness and comply with the covenants imposed under our existing debt agreements; and

•	risks associated with sustainability and corporate social responsibility and our status as a public benefit corporation.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	500,000,000 shares of common stock, par value $0.01 per share, and

•	10,000,000 shares of preferred stock, par value of $0.01 per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The holders of our common stock will vote together as a single class, unless otherwise required by law. The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any shares of preferred stock outstanding at that time.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Pursuant to the provisions of our second amended and restated certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Registration Rights

We entered into a registration rights agreement with certain of our stockholders in connection with our initial public offering (the “Registration Rights Agreement”) pursuant to which such parties have certain demand rights, short-form registration rights and piggyback registration rights from us, subject to customary restrictions and exceptions. All fees, costs and expenses of registrations, other than underwriting discounts and commissions, are expected to be borne by us. The Registration Rights Agreement does not provide for any maximum cash penalties or any penalties connected with delays in registering our common stock.

Anti-Takeover Provisions

The provisions of Delaware law, our second amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Public Benefit Corporation Status

We are a public benefit corporation under Section 362 of the Delaware General Corporation Law.

As a public benefit corporation, our board of directors is required by the Delaware General Corporation Law to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our second amended and restated certificate of incorporation. Under the Delaware General Corporation Law, our stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon our listing, the lesser of such percentage or shares of at least $2 million in market value.

We believe that our public benefit corporation status will make it more difficult for another party to obtain control of us without maintaining our public benefit corporation status and purpose.

Section 203 of the DGCL

Our second amended and restated certificate of incorporation contains a provision opting out of Section 203 of the DGCL. However, our second amended and restated certificate of incorporation contains provisions that are similar to Section 203. Specifically, our second amended and restated certificate of incorporation provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for a period of three years following the date such person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of a corporation’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

However, under our second amended and restated certificate of incorporation, neither Verlinvest Beverages SA nor any of its affiliates are deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly are not subject to such restrictions.

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our second amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

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Board of Directors Vacancies. Verlinvest, Mr. Kirban and Mr. Liran, in the case of their board nominees, have the power to fill any vacancy caused by the removal or departure of one of their directors. In all other cases, our second amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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Classified Board. Our second amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

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Removal of Directors. Pursuant to the terms of the Investor Rights Agreement, each of Verlinvest Beverages SA, Michael Kirban and Ira Liran shall have the sole right to request that one or more of their respective designated directors, as applicable, tender their resignations as directors of our board of directors, in each case, with or without cause and at any time. Our second amended and restated certificate of incorporation provides that, in all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least two-thirds of the voting power of our common stock.

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Supermajority Requirements for Amendments of Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our second amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock is required to amend certain provisions of our second amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock is required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

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Stockholder Action; Special Meeting of Stockholders. Our second amended and restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer. Our second amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render it more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

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Choice of Forum. Our second amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, (A)(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Our second amended and restated certificate of incorporation also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification Matters

Our second amended and restated certificate of incorporation provides that we will indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our second amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “COCO.”

Dividend Policy

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant. In addition, the terms of our current credit facilities contain restrictions on our ability to declare and pay dividends under certain limited circumstances.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Vita Coco,” “we,” “our,” “us” and the “Company” refer to The Vita Coco Company, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

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we are the surviving entity or the successor person (if other than Vita Coco) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Vita Coco and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Vita Coco; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•

the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of Vita Coco.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Any purchase contracts we issue will be physically settled by delivery of such securities. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

The selling securityholders listed below and their permitted transferees, pledgees or other successors may from time to time offer the shares of our common stock offered by this prospectus. The table below sets forth information with respect to the beneficial ownership of our common stock for each of the selling securityholders.

The beneficial ownership of the common stock set forth in the following table is determined in accordance with the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by that person.

The number of shares of common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 56,210,132 shares of our common stock issued and outstanding as of April 10, 2023. The number of shares of common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering. Shares of our common stock that a person has the right to acquire within 60 days of April 10, 2023 (including the right to exchange described above) are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The selling securityholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act, or in the open market after the date on which they provided the information set forth in the table below. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling securityholders will ultimately offer pursuant to this prospectus or that the selling securityholders will ultimately own upon completion of the offering to which this prospectus relates.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Prior to this Offering		Maximum number of shares that may be offered pursuant to this prospectus	After this Offering
	Number	%		Number	%
Verlinvest Beverages SA (1)	20,608,120	36.7%	20,608,120	—	—
Michael Kirban (2)	3,524,320	6.2%	3,524,320	—	—
Ira Liran (3)	1,796,981	3.2%	1,796,981	—	—
Kenneth Sadowsky (4)	661,440	1.2%	655,683	5,757	*

*	Less than one percent.
(1)

Based on a Schedule 13/G filed with the SEC on February 13, 2023 by Verlinvest Beverages SA, a company incorporated in Belgium, and information known to the Company. Consists of (i) 20,602,363 shares of common stock currently held by Verlinvest Beverages SA over which it has sole voting and dispositive power and (ii) 5,757 shares of common stock underlying RSUs held by Eric Melloul that will vest within 60 days of April 10, 2023 and which may be deemed to be beneficially owned by Verlinvest Beverages SA. Pursuant to a nominee agreement, upon vesting of the RSUs, the shares of common stock underlying such awards will be directly transferred to Verlinvest Beverages SA, and thereafter it will have sole voting and dispositive power over those securities. Axelle Henry, Bernard Hours, and Tangula Srl, a Belgian limited company permanently represented by Eric Melloul, are the members of the board of directors of Verlinvest Beverages SA, and share the voting and dispositive powers of our shares of common stock. The business address for Verlinvest Beverages SA is Place Eugène Flagey 18, 1050 Brussels, Belgium.
(2)

Based on a Schedule 13G filed with the SEC on February 14, 2023 and information known to the Company. Consists of (i) 61,307 shares of common stock held by Mr. Kirban directly, (ii) 641,103 shares of common stock that Mr. Kirban has the right to acquire upon the exercise of stock options that are exercisable within 60 days of April 10, 2023, (iii) 2,026,229 shares of common stock held by the Michael Kirban 2010 Trust, of which Mr. Kirban serves as trustee and has sole voting and dispositive power, and (iv) 795,681 shares of common stock held by the Michael Kirban Revocable Trust, of which Mr. Kirban serves as trustee and has sole voting and dispositive power.

(3)

Consists of (i) 679,495 shares of common stock held by Mr. Liran directly, (ii) 1,111,729 shares of common stock held by Ira Liran 2012 Family Trust, and (iii) 5,757 shares of our common stock underlying restricted stock units that will vest in full within 60 days of April 10, 2023.

(4)

Prior to this offering includes: (i) 628,383 shares of common stock held by Mr. Sadowsky directly, (ii) 27,300 shares of common stock that Mr. Sadowsky has the right to acquire upon the exercise of stock options that are fully vested and exercisable, and (iii) 5,757 shares of common stock underlying restricted stock units for which delivery has been deferred until June 1, 2027. Maximum number of shares that may be offered pursuant to this prospectus excludes 5,757 shares of common stock underlying restricted stock units for which delivery has been deferred until June 1, 2027.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we or any of the selling securityholders sell securities covered by this prospectus, we or the selling securityholders will provide a prospectus supplement or supplements, if required, that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling securityholders, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in an applicable prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the Nasdaq Global Select Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

One or more selling securityholders may utilize this prospectus (and any related prospectus supplement) to make one or more in-kind distributions of the securities to its shareholders, partners or members. To the extent required by applicable law, information about the distribution will be reflected in a prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of The Vita Coco Company, Inc.. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of The Vita Coco Company, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

5,000,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Securities

Evercore ISI

Goldman Sachs & Co. LLC

Jefferies

Morgan Stanley

Piper Sandler

William Blair

May 23, 2023